May 17, 2015

Sean Kruuv

Dear Mr Kruuv

It is my pleasure to extend the following offer of employment to you on behalf of Oakridge Global Energy

Solutions, Inc.  This offer is contingent upon your written acceptance.

Title: Chief Financial Officer

Reporting Relationship:  The position will report to Lee Arrowood, President

Job Description:  As a key member of the Executive Management Team, the Chief Financial Officer will report to the President and assume a strategic role in the overall management of the company.  The CFO will have primary day‐to‐day responsibility for planning, implementing, managing and controlling all financial‐related activities of the company.  This will include direct responsibility of accounting, finance,

forecasting, strategic planning,, job costing, legal,, property management, deal analysis and negotiations,

investor relationships and partnership compliance and private and institutional financing.  Work with the purchasing Manager to develop processes that creates a balance system for inventory decisions and financial savings that impact the business.  This position shall perform all duties within the objectives,

standards, and policies of the company as they fit within the overall structure and goals of Oakridge

Global Energy Solutions.  And other activities as needed to facilitate company success.

Base  Salary:  Will  be  paid  every  other  week  in  installments  of  $4615.38  which  is  equivalent  to

$120,000.00 on an annual basis, and subject to deductions for taxes and other with holdings as required by law or policies of the company.  Annual performance and salary reviews will be conducted as per company policy and specified in Employee Handbook

Non‐Compete Agreement:  Our standard non‐compete agreement must be signed within the first two weeks.  A copy of this will be forwarded to you upon your acceptance of this offer.

Benefits:  The current standard company health and dental insurance coverage are supplied per company policy.  Eligibility for other benefits, including the 401(k) and tuition reimbursement, will generally take place per company policy and availability.  Employee contribution to payment benefit plans is determined annually.  401(k) is currently not offered, but will be available starting in Q3 of 2015.

Stock Options:  No stock options are included with this offer.  Employee shall be eligible to participate in future Stock Options based on company policy and availability.

Vacation and Personal Emergency Time Off:  Vacation is accrued at 6.15 hours per pay period.  Which is equivalent to 4 weeks on an annual basis.

Stock Share Incentives:  OGES shares in the amount of 25,000 will be offered to you after 15 days of employment.  An additional 25,000 shares will be awarded to you within the first 30 days of a OGES

NASDAQ filing.

Phone/Travel Expenses:  Normal and reasonable expenses will be reimbursed on a monthly basis per company  policy  and  upon  completion  of  an  appropriate  expense  request  form.  (See  employee handbook).  Expenses are typically paid within 1 to 2 weeks of submission to accounting.

Start Date: May 27, 2015

Your employment with Oakridge Global Energy Solutions is at‐will and either party can terminate the relationship at any time with or without cause and with or without notice.

You acknowledge that this letter represents the entire agreement between you and Oakridge global

Energy Solutions and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon Oakridge Global Energy Solutions.

If you are in agreement with the offer outline above, please sign below.  This offer is in effect until May

20, 2015

Signatures:

/s/ L. Lee Arrowood

L. Lee Arrowood President

Oakridge Global Energy Solutions

May 17, 2015

/s/ Sean Kruuv    5/27/2015

Sean Kruuv    Date